Exhibit 5.1, 8.1 and 23.1

HUNTON & WILLIAMS LLP
1900 K STREET, N.W.
WASHINGTON, D.C. 20006-1109

TEL 202 • 955 • 1500
FAX 202 • 778 • 2201

FILE NO: 54521.001002

May 11, 2005

FBR Securitization, Inc.
1001 Nineteenth Street North
Arlington, VA 22209

Dear Sirs:

     We have acted as counsel to FBR Securitization, Inc., a Delaware corporation (the “Company”), in connection with the offering of the Callable Mortgage-Backed Notes, Series 2005-1 (the “Notes”) issued by First NLC Trust 2005-1, a Delaware statutory trust (the “Issuer”). A Registration Statement of the Company on Form S-3 relating to the Notes (File No. 333-122578) (the “Registration Statement”) was filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), and was declared effective on February 23, 2005. As set forth in the Prospectus dated February 23, 2005 (the “Base Prospectus”), as supplemented by the Prospectus Supplement dated May 9, 2005 (the “Prospectus Supplement”), the Notes will be issued under and pursuant to the Indenture dated as of April 1, 2005 (the “Indenture”), among the Issuer, JPMorgan Chase Bank, National Association, as securities administrator (the “Securities Administrator”) and HSBC Bank USA, National Association, as indenture trustee (the “Indenture Trustee”).

     The Notes will be secured by a pool of mortgage loans on residential properties (the “Mortgage Loans”) conveyed by the Company to the Issuer pursuant to the terms of a Transfer and Servicing Agreement, dated as of April 1, 2005 (the “Transfer and Servicing Agreement”), by and among the Company, the Issuer, the Securities Administrator, the Indenture Trustee, FBR Trust Investments, LCC, as servicing rights owner, First NLC Financial Services, LLC, as originator, NLC Finance I, LLC, NLC Funding I, LLC, First NLC Financial Services, LLC and MHC I, Inc., as sellers (collectively, the “Sellers”), Ocwen Federal Bank FSB, as subservicer, and JPMorgan Chase Bank, National Association, as master servicer.

FBR Securitization, Inc.
May 11, 2005

     In rendering the opinions expressed below, we have made such legal and factual examinations and inquiries as we have deemed necessary or advisable for the purpose of rendering this opinion, including but not limited to the examination of (i) the Registration Statement, (ii) the Base Prospectus, (iii) the Prospectus Supplement, (iv) the form of the Indenture and (v) the form of the Transfer and Servicing Agreement.

     On the basis of the foregoing, we are of the opinion that:

     1.       The Company is a corporation validly formed and existing under the laws of the State of Delaware. The Issuer has been duly formed and is validly existing as a statutory trust under the Delaware Statutory Trust Act.

     2.       The Transfer and Servicing Agreement has been duly and validly authorized by necessary action on the part of the Company and, when duly executed and delivered by the Company and each other party thereto, the Transfer and Servicing Agreement will constitute a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and to general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law.

     3.       The Indenture has been duly and validly authorized by necessary action on the part of the Issuer and, when duly executed and delivered by the Issuer and each other party thereto, the Indenture will constitute a valid, legal and binding agreement of the Issuer, enforceable against the Issuer in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and to general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law.

     4.       The issuance of the Notes has been duly authorized by all requisite action on the part of the Issuer and, when duly and validly issued, executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the purchasers thereof, and upon the due execution and delivery of the Indenture and the Transfer and Servicing Agreement by the parties thereto, the Notes will be legally and validly issued for adequate consideration and (a) the holders of the Notes will be entitled to the benefits provided by the Indenture pursuant to which such Notes were issued.

FBI Securitization, Inc.
May 11, 2005

     5.       For federal income tax purposes, neither the Issuer nor any portion of the Issuer will be classified as one or more taxable mortgage pools within the meaning of Section 7701(i) of the Internal Revenue Code of 1986, as amended, an association taxable as a corporation, as a publicly traded partnership taxable as a corporation or otherwise taxable as a corporation. The Notes will be treated as debt for federal income tax purposes.

     6.       Based on the foregoing, we adopt and confirm that the legal conclusions contained in the Prospectus Supplement under the caption “Material Federal Income Tax Considerations” are our opinions as to the material federal income tax consequences associated with the purchase, ownership and disposition of the Notes.

     The foregoing opinions are limited to matters of the laws of the United States of America and the State of Delaware. Our opinions with respect to matters of Delaware law are limited to the Delaware Corporation Law and the Delaware Statutory Trust Act (together with all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws). With respect to all matters arising under the Delaware Statutory Trust Act, we have relied upon the opinion of Richards Layton & Finger, special Delaware counsel to the Issuer. You should be aware that the above opinions represent our conclusions as to the application of existing law to the transaction described above. There can be no assurance that contrary positions will not be taken by the Internal Revenue Service or that the law will not change.

     We hereby consent to the filing of this opinion. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Very truly yours,

/s/ Hunton & Williams LLP

06509/08433/02151/03352/08515